Exhibit 97
RECOUPMENT POLICY

INTRODUCTION
The Board of Directors (the “Board”) of the Company has adopted this Recoupment Policy (the “Policy”), to (1) continue the clawback provisions the Company previously had in place (the “General Recoupment Policy”) and (2) satisfy the requirements of the listing standards of the New York Stock Exchange (the “NYSE”), Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 10D-1 under the Exchange Act (the “Dodd Frank Policy”). The Dodd Frank Policy, which is intended to satisfy such NYSE and Exchange Act requirements, requires and empowers the Company to recover certain compensation erroneously awarded to specified executive officers in the event of an accounting restatement.

GENERAL RECOUPMENT POLICY
Introduction
This Policy includes this General Recoupment Policy that represents a continuation of clawback provisions the Company previously had in place and that operate in addition to, and independently from, the clawback provisions required by the Final Guidance and included in the General Recoupment Policy; provided, however, that to the extent recovery of compensation is achieved by the Company under the General Recoupment Policy, there shall be no duplication of recovery under the General Recoupment Policy or under any other compensation or recoupment or clawback policies, arrangements or provisions of the Company, except as may be required by law. Terms used in this General Recoupment Policy and not otherwise defined are defined as set forth in the Glossary of Terms below.
Recoupment Upon Restatement of Financial Statements
If the Company is required to restate its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws and, subject to the immediately following paragraph, the Board so determines that an employee has received more performance-based incentive compensation (whether cash or equity related) for the relevant fiscal year than would have been paid had such compensation been calculated based on the restated financial results, the employee shall reimburse the Company the after-tax difference between (a) the payment or grant made to the employee and (b) the payment or grant that would have been made to the employee based on the restated results.
If an employee was a Covered Officer during the period covered by the financial results subject to restatement, then the Board shall apply the Dodd Frank Policy . If, however, the employee was not a Covered Officer during the period covered by the financial results subject to the restatement, then the Board must determine that (1) such restate was due to the material noncompliance of the Company with any financial reporting requirement and (2) the employee engaged in fraud or intentional misconduct directly related to the restatement.
Recoupment Upon Misconduct
If the Board determines that any employee of the Company has engaged in embezzlement, fraud or theft, the Board may require to the extent appropriate (1) reimbursement of any compensation (whether cash or equity related) granted to such employee and (2) cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards held by such employee, in either case, which has been granted or paid to or earned or realized by the employee at any time during the three-consecutive-year period ending on the date on which such embezzlement, fraud or theft is discovered.
Recoupment Upon Certain Other Events
Notwithstanding the foregoing, if the Chief Executive Officer or, in the case of the Chief Executive Officer’s compensation, the Chief Financial Officer in consultation with the General Counsel (the “Authorized Officers”), determine that any employee has received more compensation (whether cash or equity related) for the relevant fiscal year than would have been paid had such compensation been calculated without accounting, clerical, administrative, mathematical or other error, the employee shall reimburse the Company the after-tax difference between (a) the payment or grant made to the employee and (b) the payment or grant that would have been made to the employee based on an accurate calculation of such payment. In the case of the foregoing, the Authorized Officers need not determine that such employee’s conduct was directly attributable to the accounting, clerical, administrative, mathematical or other error, and such policy applies whether or not the inaccuracy or error was caused by any intentional misconduct.
Recovery
As described in this General Recoupment Policy, the Company may seek recovery of compensation (whether cash or equity related) (as applicable, the “Recoupment Amount”) from any of the following sources: compensation or other payments due to the employee from the Company, as permitted by law, prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards, gains realized on the exercise of stock options and gains realized upon the subsequent sale of vested stock and shares acquired on the exercise of stock options or the payout of performance share units. Application of this General Recoupment Policy does not preclude the Company from taking any other action to enforce an employee’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.
Notwithstanding the foregoing, the Board may, in its discretion, to the extent permitted by governing law and as appropriate under the circumstances, determine not to seek reimbursement of all or a portion of the Recoupment Amount from an employee under this General Recoupment Policy. In determining whether to seek recovery, the Board shall take into account such considerations as they deem appropriate, including governing law and whether the assertion of a claim may prejudice the interests of the Company in any related proceeding or investigation.
Glossary of Terms
For purposes of this General Recoupment Policy, “performance-based incentive compensation” means bonuses and incentive awards and payouts, whether in the form of cash and/or shares of the Company’s common stock, that are or were subject to certain performance metrics to be achieved by the Company. No performance-based incentive compensation paid or granted to an employee will be subject to recoupment under this General Recoupment Policy on or after a “change of control” of the Company, as such term is defined in any plan document or award affecting any performance-based incentive compensation subject to this General Recoupment Policy.

DODD-FRANK POLICY
General
Notwithstanding anything in this Policy to the contrary, at all times, the Supplemental Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the NYSE, and any applicable SEC or NYSE guidance or interpretations issued from time to time regarding such Covered Compensation recovery requirements (collectively, the “Final Guidance”). Terms used in this Dodd Frank Policy and not otherwise defined are defined as set forth in the Glossary of Terms below.
Dodd Frank Clawback
Unless a Clawback Exception described in the immediately following section applies, the Company will recover reasonably promptly from each Covered Officer the Covered Compensation Received by such Covered Officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”). If a Clawback Exception applies with respect to a Covered Officer, the Company may forgo such recovery under this Dodd Frank Policy from any such Covered Officer.
Clawback Exceptions
The Company is required to recover all Covered Compensation Received by a Covered Officer in the event of an Accounting Restatement unless (1) one of the following conditions are met and (2) the Board has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Clawback Exception” applies):
•the direct expense paid to a third party to assist in enforcing this Dodd Frank Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Covered Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the NYSE);

•recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and provided such opinion to the NYSE); or
•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder (the “IRC”). For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.
Prohibitions
The Company is prohibited from paying or reimbursing the cost of insurance for, or indemnifying, any Covered Officer against the loss of erroneously awarded Covered Compensation under this Dodd Frank Policy.
Glossary of Terms
For purposes of this Dodd Frank Policy:
•“Covered Officer” is defined as any current or former “Section 16 officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board. Covered Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.
•“Covered Compensation” is defined as the amount of Incentive-Based Compensation (as defined herein) Received during the applicable Recovery Period (as defined in herein) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid.
Incentive-Based Compensation Received by a Covered Officer will only qualify as Covered Compensation if: (1) it is Received on or after October 2, 2023; (2) it is Received after such Covered Officer begins service as a Covered Officer; (3) such Covered Officer served as a Covered Officer at any time during the performance period for such Incentive-Based Compensation; and (4) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company will maintain and provide to the NYSE documentation of the determination of such reasonable estimate.
•“Incentive-Based Compensation” is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.
•“Financial Reporting Measure” is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.
•“Received”, with respect to, means Incentive-Based Compensation, is deemed to mean any Incentive-Based Compensation received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
•“Recovery Period” is defined, as applicable, as the three completed fiscal years immediately preceding the Trigger Date (as defined below) and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).
•“Trigger Date” means, with respect to the date as of which the Company is required to prepare an Accounting Restatement, the earlier to occur of: (1) the date that the Board or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement or (2) the date a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement.

ADMINISTRATION AND INTERPRETATION
The Board will administer the Policy in accordance with the Final Guidance, and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) the Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in this Policy, subject to the Final Guidance. The Board will review the Policy from time to time and will have full and exclusive authority to take any action it deems appropriate.
Notwithstanding anything in this Policy to the contrary, the Company’s Chief Executive Officer and Chief Financial Officer remain subject to the recoupment requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”). If any such recoupment under Section 304 of SOX occurs, the amounts payable by the Chief Executive Officer and Chief Financial Officer under SOX will be offset against any amount owed to the Company under this Policy to the extent permissible under Section 409A of the IRC. In addition, the Board will otherwise have the authority to offset any compensation or benefit amounts that become due to the applicable employees or Covered Officers under this Policy to the extent permissible under Section 409A of the IRC and as it deems necessary or desirable to recover any compensation.
Each Covered Officer, upon being so designated or assuming such position, is required to execute and deliver to [the Company’s Chief Legal Officer] a signature page to this Policy set forth in Annex A (1) acknowledging and consenting to be bound by the terms of this Policy, (2) agreeing to fully cooperate with the Company in connection with any of such Covered Officer’s obligations to the Company pursuant to this Policy, and (3) agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy.

DISCLOSURE
This Policy, and any recovery of Covered Compensation by the Company pursuant to the Dodd Frank Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Final Guidance.

ANNEX A
ASBURY AUTOMOTIVE GROUP, INC.

Compensation Recoupment Policy Acknowledgment and Consent
    The undersigned hereby acknowledges that he or she has received and reviewed a copy of the Recoupment Policy (the “Policy”) of Asbury Automotive Group, Inc. (the “Company”), effective as of October 2, 2023, as adopted by the Company’s Board of Directors.
Pursuant to such Policy, the undersigned hereby:
•acknowledges that he or she has been designated as (or assumed the position of) a Covered Officer (as defined in this Policy);
•acknowledges and consents to the Policy;
•acknowledges and consents to be bound by the terms of the Policy;
•agrees to fully cooperate with the Company in connection with any of the undersigned’s obligations to the Company pursuant to the Policy, including, without limitation, the repayment by or recovery from the undersigned of Covered Compensation (as defined in this Policy); and
•agrees that the Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as the Company deems necessary or desirable under the Policy.

ACKNOWLEDGED AND AGREED:

Name:
Date: